Exhibit 10.2

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated October 2, 2017 (the “Effective Date”), is entered into by and between The Howard Hughes Corporation, a Delaware corporation (the “Company”), and Grant Herlitz (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive upon and subject to the terms, conditions, rights and obligations set forth in this Agreement;

WHEREAS, the Executive desires to accept such employment upon and subject to the terms, conditions, rights and obligations set forth in this Agreement; and

WHEREAS, the parties desire to enter into and be bound by this Agreement.

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                      Employment Period.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to work in the employ of the Company, subject to the terms and conditions, rights and obligations of this Agreement, for the period commencing on the Effective Date and ending, unless terminated earlier pursuant to Section 3 hereof, on the tenth (10th) anniversary of the Effective Date (the “Employment Period”).  Thereafter, the Employment Period shall renew automatically for additional periods of one (1) year, unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.

2.                                      Terms of Employment.

(a)                                 Position and Duties.

(i)                                     During the Employment Period, the Executive shall serve as President (“President”) of the Company, with such authority, duties and responsibilities as are normally attendant to such position and such other duties commensurate with the position of President of the Company that may be reasonably assigned by the Company’s Board of Directors (the “Board”).  The Executive shall report to the Chief Executive Officer of the Company.

(ii)                                  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of his business attention and time to the business and affairs of the Company, and to use his reasonable best efforts to perform such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) consistent with Company governance policies, serve on corporate boards or committees of businesses that are not competitors of the Company, with prior written approval of the Board or an authorized committee thereof, (B) serve on civic or charitable boards or committees, (C) manage personal and family investments, and (D) engage in lectures or teaching, so long as any such activities referenced in Sections 3(a)(ii)(A)-(D) do not, individually or in the aggregate, interfere with the discharge of the Executive’s responsibilities pursuant to this Agreement; provided, however, for the avoidance of doubt, during the Employment Period, the Executive shall not hold any other management positions at other companies or any other entities.  Notwithstanding the foregoing, so long as such activities do not interfere with the Executive’s duties and responsibilities to the Company, the Executive shall be able to manage and oversee Executive’s existing assets and the existing assets and business of TPMC Realty Corporation and its Affiliates (as defined below) (“TPMC”), but shall not make any new investments on or after the Effective Date unless (1) such investments are passive investments that are not competitive with the Company and the Executive provides notice to the Company of such investments within ten (10) days following any such investment; or (2) the Executive obtains the prior written consent of the Company, which consent shall not be unreasonably withheld.  For purposes of this Agreement, the term “Affiliate” has the meaning given to such term under the Securities Act of 1933.

(iii)                               Place of Performance.  The principal place of employment of the Executive will be in the Dallas, Texas metropolitan area (the “Principal Location”).  The Executive understands that he shall regularly be required to travel in connection with the performance of his duties hereunder.

(b)                                 Compensation.

(i)                                     Annual Base Salary.  During the Employment Period, unless increased by the Board in its sole discretion, the Executive shall receive an annual base salary of SEVEN HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($750,000.00) (the “Annual Base Salary”), payable in equal installments in accordance with the Company’s normal payroll practice for its senior executives, subject to the Executive’s continued employment with the Company.

(ii)                                  Annual Bonus.  Commencing in 2017, and continuing during each subsequent calendar year of the Employment Period, the Executive shall be eligible for an annual cash bonus (the “Annual Bonus”) in the targeted amount of TWO MILLION SIX HUNDRED TWENTY-FIVE THOUSAND AND 00/100 DOLLARS ($2,625,000.00) (the “Target Bonus Amount”), which shall be awarded each year during the Employment Period by the Compensation Committee of the Board (the “Compensation Committee”) based upon its evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time (the “Annual Bonus Performance Metrics”).  The amount of the Annual Bonus that shall be paid to Executive each year shall be determined by the Compensation Committee based on the achievement of the Annual Bonus Performance Metrics; provided, however, that, if the Internal Revenue Code of 1986, as amended (the “Code”), Section 162(m) goal described in the next sentence has been achieved for any given year, then the Annual Bonus for such year shall be equal to at least sixty-five percent (65%) of the Target Bonus Amount, but not more than one hundred twenty percent (120%) of the Target Bonus Amount.  The determination as to whether the performance goals have been achieved shall be made in the reasonable discretion of the Compensation Committee and, to the extent Section 162(m) of the Code is applicable, shall be (1) consistent with and subject to the requirements set forth in Section 162(m) of the Code and (2) the amount to be paid with respect to the Annual Bonus shall be determined in a manner consistent with the immediately preceding sentence.  The Annual Bonus for each year shall be paid to the Executive as soon as reasonably practicable following the end of such year and at the same time that other senior executives of the Company receive bonus payments, but in no event later than March 15 following the end of the fiscal year to which such Annual Bonus relates.

(iii)                               Annual Equity or Equity-Based Incentive Awards.  Commencing in 2017, and continuing during each subsequent calendar year of the Employment Period, the Executive shall be eligible to receive an annual equity award (the “Annual LTIP Award”), which shall be awarded each year during the Employment Period by the Compensation Committee based upon its evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time.  The Annual LTIP Award shall be a long-term equity or equity-based incentive award with an aggregate grant value (with respect to the portion of the Annual LTIP Award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%, and without taking into account the probability of the award vesting at that level on the date of grant) on the date of grant equal to TWO MILLION SIX HUNDRED TWENTY-FIVE THOUSAND AND 00/100 DOLLARS ($2,625,000.00), with the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) subject to such Annual LTIP Award determined by dividing the aggregate grant value by the closing price per share of the Common Stock on a nationally recognized exchange or as otherwise provided for in the Incentive Plan on the date of grant, which shall be awarded each year upon the achievement of certain performance goals established by the Compensation Committee for such year. The determination as to whether the performance goals have been achieved shall be made in the sole discretion of the Compensation Committee and, to the extent Section 162(m) of the Code, is applicable, and shall be consistent with and subject to the requirements set forth in Section 162(m) of the Code. The Annual LTIP Award shall be granted to the Executive at the same time that other senior executives of the Company are granted their annual equity or equity-based incentive awards but in no event later than March 15 following the end of the fiscal year to which such Annual LTIP Award relates.  Fifty percent (50%) of each Annual LTIP Award granted to the Executive shall provide for pro rata time vesting over five years in accordance with the terms of the applicable award agreement (the “Time Vesting LTIP Award”, which, for the avoidance of doubt, shall not include the Initial LTIP Award, as defined below) and the other fifty percent (50%) of such award shall provide for performance-based vesting (the “Performance Vesting LTIP Award”).  All Annual LTIP Awards shall be subject to the terms and conditions of the Incentive Plan and any applicable award agreements thereunder. For purposes of this Agreement, “Incentive Plan” shall mean The Howard Hughes Corporation Amended and Restated 2010 Incentive Plan, as in effect from time to time (and any successor plan thereto).

(iv)                              Initial Equity Incentive Award.  On the Effective Date, or as soon thereafter as is practical, the Company shall grant to the Executive an initial one-time award (the “Initial LTIP Award”) equal to FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00) of Common Stock.  The number of shares of Common Stock shall be determined by dividing $5,000,000.00 by the closing price per share on the Effective Date.  Fifty percent (50%) of the Initial LTIP Award shall fully vest and become non-forfeitable on the fifth (5th) anniversary of the grant date of such award (the “First Vesting Tranche”), and the remaining fifty percent (50%) of the Initial LTIP Award shall fully vest and become non-forfeitable on the tenth (10th) anniversary of such grant date (the “Second Vesting Tranche”), in each case, subject to the Executive continuing to be an employee of the Company through each vesting date.  The Initial LTIP Award shall be subject to the terms and conditions of the Incentive Plan and The Howard Hughes Corporation Restricted Stock Agreement, substantially in the form attached hereto as Exhibit A.

(v)                                 New Warrant Agreement.  The Company and Executive shall enter into that certain new Warrant Purchase Agreement, substantially in the form attached hereto as Exhibit B (the “New Warrant Agreement”).

(vi)                              Future Warrant Agreement.  The Company shall include a proposal in its 2022 proxy materials (and use commercially reasonable efforts to obtain stockholder approval of such proposal) for Executive to purchase a fair market value warrant, which warrant shall be exercisable for a number of shares of Common Stock, as Executive may determine in his sole and absolute discretion; provided, however, that in no event shall the number of shares of Common Stock subject to purchase under the warrant exceed 250,000 shares of Common Stock (as this amount may be adjusted for stock dividends, stock splits, reverse stock splits and other similar transactions) (the “Future Warrant Agreement”).  The Future Warrant Agreement shall have substantially similar terms, and be subject to the same conditions, as the New Warrant Agreement and, if stockholder approval is obtained, Executive shall have the right, but not the obligation, to enter into the Future Warrant Agreement with the Company.

(vii)                           Relocation.  If the Board requests, and the Executive agrees, to relocate from the Principal Location during the Employment Period, then the Company shall provide the Executive with (A) home sale services (at market price and with no reimbursement for any loss on home price) and (B) reimbursement in accordance with Company policy for the Executive’s reasonable and properly documented moving expenses, which shall include the costs of moving the Executive, his family and possessions from the Principal Location to the location requested by the Board.

(viii)                        Indemnification.  Simultaneously herewith, or as promptly as practicable hereafter, the Company and the Executive will enter into an indemnification agreement on substantially the same terms as the indemnification agreements entered into by the Company and each of its directors prior to the Effective Date.

(c)                                  Benefits.  During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee welfare benefit plans, practices, policies and programs and fringe benefits to the extent applicable generally and on a basis no less favorable than that provided to other senior officers of the Company, including, without limitation, health, medical, dental, long-term disability and life insurance plans.  The Executive shall be entitled to paid annual vacation totaling four (4) weeks per calendar year in accordance with the Company’s vacation policy in effect from time to time.

(d)                                 Expenses.  The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive in connection with the business affairs of the Company and the performance of the Executive’s duties hereunder, in accordance with Company policy as in effect from time to time.  In addition, promptly after the submission of invoices in reasonable detail, the Company shall pay all reasonable fees (billed at standard hourly rates) and expenses of Clouse Dunn LLP and Munsch Hardt Kopf & Harr PC, counsel to the Executive, in connection with the negotiation of this Agreement, the Warrant Agreement and any other agreement or instrument contemplated hereunder or thereunder.

(e)                                  Business Travel.  Notwithstanding the foregoing, to the extent that the Executive is required to travel during the Employment Period in connection with the Executive’s duties and responsibilities hereunder, the Company shall, in accordance with Company policy as in effect from time to time, reimburse the Executive as follows:  (i) for first class commercial air travel for the Executive (and the Executive’s spouse, if the Executive’s spouse’s presence is required for Company events, consistent with the Company’s general policies); and (ii) for first-class hotel accommodations.

3.                                      Termination of Employment.

(a)                                 Death or Permanent Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death or if the Executive suffers a Permanent Disability.  For purposes of this Agreement, “Permanent Disability” means the inability of the Executive to perform the essential functions of his job with the Company by reason of a medically determinable physical or mental impairment that can be expected to last for sixty (60) or more consecutive days or more than ninety (90) days during any three hundred sixty-five (365) day period, as determined by a duly licensed physician.  If the Executive suffers a Permanent Disability during the Employment Period, the Company may give to the Executive written notice, in accordance with Section 12(b), of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after the Executive’s receipt of such notice by the Company (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  The Executive shall fully cooperate in connection with the determination of whether a Permanent Disability exists.

(b)                                 Cause.  The Company may terminate the Executive’s employment during the Employment Period for Cause.  For purposes of this Agreement, “Cause” shall mean, as determined in good faith by a unanimous vote (excluding the Executive if he is then a member of the Board) of the Board at a meeting of the Board held for such purpose, and where the Executive and the Executive’s counsel had an opportunity (on at least 15 days prior notice) to be heard before the Board, the Executive’s:

(i)                                     conviction, plea of guilty or no contest to any felony;

(ii)                                  gross negligence or willful misconduct in the performance of the Executive’s duties;

(iii)                               drug addiction or habitual intoxication;

(iv)                              commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, material violation of law or a material act of dishonesty against the Company, in each case that the Board determines was willful;

(v)                                 material and continued breach of this Agreement, after notice for substantial performance is delivered by the Company in writing that identifies in reasonable detail the manner in which the Company believes the Executive is in breach of this Agreement;

(vi)                              willful material breach of Company policy or code of conduct; or

(vii)                           willful and continued failure to substantially perform his duties hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness);

provided, however, that in each case the Company shall provide the Executive with written notice that an event constituting Cause has occurred (such notice to be provided within sixty (60) days of the initial occurrence of such event) and specifying the details of such event.  With respect to any events described under Sections 3(b)(ii),(v),(vi) or (vii) above, the Executive shall be given thirty (30) days from his receipt of written notice to cure such events.  If the Executive cures an event during such period that would otherwise constitute Cause, then the Company will have no right to terminate the Executive’s employment for Cause. For purposes of this provision, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted not in good faith or without reasonable belief that the act or omission was in the best interests of the Company.  Any act or omission by the Executive based upon a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company.  This Section 3(b) shall not prevent the Executive from challenging whether the Board acted in good faith in determining that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination in accordance with the procedures set forth in Section 10.  In addition, and for the avoidance of doubt, the burden of proof regarding the existence of Cause shall be on the Company.

(c)                                  Good Reason.  The Executive may terminate the Executive’s employment during the Employment Period for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent:

(i)                                     a material diminution in the Executive’s base compensation;

(ii)                                  a material diminution in the Executive’s authority, duties or responsibilities;

(iii)                               the Executive no longer reports directly to the Chief Executive Officer;

(iv)                              the failure by the Company to obtain stockholder approval of the Future Warrant Agreement or, if the requisite stockholder approval has been obtained, the refusal by the Company to enter into the Future Warrant Agreement with the Executive;

(v)                                 any other action or inaction that constitutes a material breach by the Company of this Agreement; or

(vi)                              any requirement that the Executive relocate or maintain his Principal Location more than fifty (50) miles from Dallas, Texas.

provided, however, that in each case the Executive must provide the Company with written notice that an that an event constituting Good Reason has occurred (such notice to be provided within sixty (60) days of the initial occurrence of such event) and specifying the details of such event.  With respect to any events described under Section 3(c)(i), (ii), (iv), (v) or (vi) above, the Company shall be given thirty (30) days from its receipt of written notice to cure such events.  If the Company cures an event during such period that would otherwise constitute Good Reason, then the Executive will have no right to terminate his employment for Good Reason.  Following the occurrence of a Change in Control (as defined below), any claim by the Executive that Good Reason exists shall be presumed to be valid and correct unless an AAA arbitrator determines, in accordance with Section 10, that the Company has established by clear and convincing evidence that Good Reason does not exist.  A termination of the Executive’s employment for Good Reason in accordance with this Section 3(c) is intended to be treated as an involuntary separation from service for purposes of Section 409A of the Code.

(d)                                 Without Cause.  Subject to the provisions of this Agreement, the Company shall have the right to terminate the Executive’s employment hereunder without Cause by providing the Executive with sixty (60) days’ prior written Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(e)                                  Without Good Reason.  The Executive will have the right to voluntarily terminate his employment hereunder without Good Reason by providing the Company with sixty (60) days’ prior written Notice of Termination, and such voluntary termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

(f)                                   Notice of Termination.  Any termination by the Company or by the Executive shall be communicated by providing Notice of Termination to the other party hereto given in accordance with Section 12(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) the contemplated date of termination.

4.                                      Obligations of the Company upon Termination.

(a)                                 Non-Change in Control Termination (Other than Non-Renewal).  If (1) during the Employment Period, the Company shall terminate the Executive’s employment without Cause (and other than upon the Executive’s death or Permanent Disability) or (2) during the Employment Period, the Executive shall terminate his employment for Good Reason,  the Company shall have no further obligations to the Executive except as follows:

(i)                                     the Company shall pay or provide the Executive, to the extent not theretofore paid, as soon as practicable after the date of termination (but in no event later than 60 days after the date of termination):  (A) accrued Annual Base Salary and vacation pay through the date of termination;  (B) any reimbursement to which the Executive is entitled pursuant to Company policy, but which was not reimbursed prior to the date of termination; and (C) any other earned but unpaid outstanding compensatory arrangements ((A), (B) and (C)), together, the “Accrued Benefits”);

(ii)                                  if the Code Section 162(m) performance goal is achieved for the calendar year in which the Executive’s employment is terminated, the Company shall pay the Executive at the normally scheduled time an amount equal to the product of (x) the Target Bonus Amount  multiplied by (y) a fraction, the numerator of which is the number of days of during such calendar year that the Executive was employed by the Company and the denominator of which is 365 (the “Prorated Bonus”);

(iii)                               the Company shall pay the Executive, on the 60th day following the date of termination, a lump sum amount equal to the product of two times (2x) the sum of (A) the Annual Base Salary (which shall be the Annual Base Salary prior to any reduction if the termination is for Good Reason because of a reduction in the Annual Base Salary) plus (B) the Target Bonus Amount; and

(iv)                              (A) if the date of termination is prior to the fifth (5th) anniversary of the grant date of the Initial LTIP Award, the First Vesting Tranche shall fully and immediately vest and become non-forfeitable on the date of termination, and if the date of termination is on or after the fifth (5th) anniversary of the grant date of the Initial LTIP Award, but prior to the tenth (10th) anniversary of the grant date of such award, the Second Vesting Tranche shall fully and immediately vest and become non-forfeitable on the date of termination, (B) all outstanding Time Vesting LTIP Awards, if any, that are subject to forfeiture on the date of termination shall fully and immediately vest and become non-forfeitable on the date of termination, and (C) all outstanding Performance Vesting LTIP Awards, if any, that are subject to forfeiture on the date of termination shall remain outstanding and continue to vest in accordance with the terms and conditions of the grant of the applicable equity award as if Executive’s employment had continued through the date on which the performance metrics are measured (and the Company shall take any action that is necessary to ensure that such equity awards remain outstanding under the Incentive Plan), and at such time such equity awards shall either be vested or forfeited based on the achievement of the applicable performance metrics (the “Continued Eligibility for Vesting”).

The amounts payable or to be provided under this Section 4(a) shall be in lieu of any amounts that would otherwise be paid or provided under Section 4(b), Section 4(c) and Section 4(d).

(b)                                 Non-Renewal.  If the Executive’s employment is terminated based on the Company electing to not renew or extend the Employment Period on the tenth (10th) anniversary, or any subsequent anniversary, of the Effective Date, the Company shall have no further obligations to the Executive except as follows:

(i)                                     the Accrued Benefits;

(ii)                                  if the Code Section 162(m) performance goal is achieved for the calendar year in which the Executive’s employment is terminated, the Prorated Bonus; and

(iii)                               (A) the Initial LTIP Award to the extent outstanding as of the date of termination and all outstanding Time Vesting LTIP Awards, if any, that are subject to forfeiture on the date of termination shall fully vest and become non-forfeitable, and (B) the Continued Eligibility for Vesting.

The amounts payable or to be provided under this Section 4(b) shall be in lieu of any amounts that would otherwise be paid or provided under Section 4(a), Section 4(c) and Section 4(d).

(c)                                  Termination Because of Death or Permanent Disability.  If, during the Employment Period, the Executive’s employment terminates because the Executive dies or as a result of Permanent Disability, the Company shall have no further obligations to the Executive except as follows:

(i)                                     the Accrued Benefits;

(ii)                                  the Company shall pay the Executive, on the 60th day following the date of termination, an amount equal to the product of (x) the Target Bonus Amount multiplied by (y) a fraction, the numerator of which is the number of days of during such calendar year that the Executive was employed by the Company and the denominator of which is 365 (the “Prorated Target Bonus”); and

(iii)                               (A) a pro rata portion of the Initial LTIP Award that is subject to forfeiture on the date of termination shall vest based on the number of full years that have elapsed since the beginning of the vesting period through the date of termination divided by ten (10) (without taking into account any shares of Common Stock that may have vested on the fifth (5th) anniversary of the grant date; for example, if the Executive’s termination of employment occurs seven and one-half (7.5) years after the grant date of the Initial LTIP Award, forty percent (40%) of the unvested portion of the Initial LTIP Award shall vest) and (B) the Continued Eligibility for Vesting.

The amounts payable or to be provided under this Section 4(c) shall be in lieu of any amounts that would otherwise be paid or provided under Section 4(a), Section 4(b) and Section 4(d).

(d)                                 Change in Control Termination.  If, during the Employment Period, the Company shall terminate the Executive’s employment without Cause (and other than upon the Executive’s death or Permanent Disability), or if the Executive shall terminate his employment for Good Reason, in either case, in connection with, or within twelve (12) months following, a Change in Control (any such termination of employment, a “Change in Control Termination”), the Company shall have no further obligations to the Executive except as follows:

(i)                                     the Accrued Benefits;

(ii)                                  the Prorated Target Bonus;

(iii)                               the Company shall pay the Executive, on the 60th day following the date of termination, a lump sum amount equal to the product of two times (2x) the sum of (A) the Annual Base Salary (which shall be the Annual Base Salary prior to any reduction if the termination is for Good Reason because of a reduction in the Annual Base Salary) plus (B) the Target Bonus Amount; and

(iv)                              (A) the Initial LTIP Award to the extent outstanding as of the date of termination and all outstanding Time Vesting LTIP Awards, if any, that are subject to forfeiture on the date of termination shall fully vest and become non-forfeitable, and (B) all outstanding Performance Vesting LTIP Awards, if any, that are subject to forfeiture on the date of termination shall fully and immediately vest and become non-forfeitable at the greater of (1) one hundred percent (100%) of the number of shares of Common Stock granted pursuant to each such award, or (2) the performance level that has been achieved as of the date of termination.

The amounts payable or to be provided under this Section 4(d) shall be in lieu of any amounts that would otherwise be paid or provided under Section 4(a), Section 4(b) and Section 4(c).

(e)                                  Condition.  The Company shall not be required to make the payments and provide the benefits specified in Sections 4(a)(ii), 4(a)(iii), 4(a)(iv), 4(b)(ii), 4(b)(iii), 4(c)(ii), 4(c)(iii), 4(d)(ii), 4(d)(iii) or 4(d)(iv) hereof unless, prior to payment, the parties hereto (or the Executive’s estate in the event of Executive’s death) have entered into a release substantially in the form attached hereto as Exhibit C (for which the applicable seven-day revocation period has expired), prior to the 60th day following the date of termination, under which the Executive releases the Company, its Affiliates and their officers, directors and employees from all liability (other than the payments and benefits under this Agreement); provided, that if the time period for executing and returning the release begins in one taxable year and ends in a second taxable year, any payments shall not commence until the second taxable year.  In the event that such release is not executed and delivered to the Company in accordance with this Section 4(e) prior to the 60th day following the date of termination (with the applicable seven-day revocation period having expired), the Executive shall forfeit the payments and benefits specified in Sections 4(a)(ii), 4(a)(iii), 4(a)(iv), 4(b)(ii), 4(b)(iii), 4(c)(ii), 4(c)(iii), 4(d)(ii), 4(d)(iii) or 4(d)(iv) hereof, as applicable.

(f)                                   Resignation from Certain Directorships.  Following the Employment Period or the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from the Board, all fiduciary positions (including as trustee) and from all other offices and positions he holds with the Company and any of its Affiliates; provided, however, that if the Executive refuses to tender his resignation after the Board has made such request, then the Board shall be empowered to tender the Executive’s resignation from such offices and positions.

5.                                      Change in Control.

(a)                                 For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i)                                     A “change in the ownership of the Company” which shall occur on the date that any one person, or more than one person acting as a group acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of Section 5(a)(ii) below) and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided further, however, that for purposes of this Section 5(a)(i), the following acquisitions shall not constitute a Change in Control:  (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (B) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as determined by the Board in its sole discretion.  This Section 5(a)(i) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction.

(ii)                                  A “change in the effective control of the Company” which shall occur on the date that either (A) any one person, or more than one person acting as a group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, except for (1) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (2) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as determined by the Board in its sole discretion; or (B) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 5(a)(ii), the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of Section 5(a)(i) above.

(iii)                               The occurrence of any of the transactions contemplated by Section 5(a)(i) or 5(a)(ii) above in connection with which the stock of the Company ceases to be publicly traded on a national securities exchange.

(iv)                              A “change in the ownership of a substantial portion of the Company’s assets” which shall occur on the date that any one person, or more than one person acting as a group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 60% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions; provided that the proceeds of such acquisition or acquisitions are distributed to the shareholders of the Company in connection with such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to Section 409A of the Code, shall not constitute a Change in Control.

(v)                                 For purposes of this Section 5(a), the provisions of Section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option.  In addition, for purposes of this Section 5(a), “Company” includes (A) the Company and (B) an entity that is a stockholder owning more than 50% of the total fair market value and total voting power (a “Majority Shareholder”) of the Company, or any entity in a chain of entities in which each entity is a Majority Shareholder of another entity in the chain, ending in the Company.

6.                                      No Mitigation.  In no event shall the Executive be obligated to seek or obtain other employment after the date of termination, or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, whether or not the Executive obtains other employment.  The Company may offset any amounts that it owes to the Executive by any amounts that the Executive owes to the Company or its Affiliates; provided that, in no event, shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code be subject to offset by any amount unless such offset is expressly permitted under Section 409A of the Code.

7.                                      Potential Reductions.

(a)                                 Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including, without limitation, any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Executive’s payments and/or benefits under this Agreement, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the following order:  (i) any cash severance amount, as described in Sections 4(d)(ii) and 4(d)(iii); and (ii) any acceleration of outstanding equity compensation, as described in Section 4(d)(iv) hereof (the payments and benefits set forth in clauses (i) through (ii) of this Section 7(a), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments.  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:  (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(b)                                 All determinations required to be made under this Section 7, including whether an Excise Tax would otherwise be imposed, whether the Total Payments shall be reduced, the amount of any such reduction and the assumptions to be utilized in arriving at such determinations not expressly provided for herein, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company that a payment is due to be made hereunder, or such earlier time as is requested by the Executive.  All reasonable fees and expenses of the Determination Firm shall be borne solely by the Company.  Any determination by the Determination Firm shall be binding upon the Company and Executive, absent manifest error.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the

Determination Firm hereunder, it is possible that payments which Executive was entitled to, but did not receive as a result of application of Section 7, could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder.  In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c)                                  The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 7 shall not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

8.                                      Restrictive Covenants.

(a)                                 Non-Solicit.  During the Employment Period, and for a twelve (12) month period after the Executive’s employment is terminated for any reason, the Executive shall not (except in connection with the performance of his duties for the Company) in any manner, directly or indirectly (without the prior written consent of the Company) Solicit (as defined below) anyone who is then an employee or independent contractor of the Company or its Affiliates (or who was an employee or independent contractor of the Company or its Affiliates within the prior twelve (12) months to resign from the Company or its Affiliates or to apply for or accept employment with any other business or enterprise.  For purposes of this Agreement, “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b)                                 Confidential Information.  The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its Affiliates and their strategic plan and financial operations.  The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company and its Affiliates, is material and confidential, and is critical to the successful conduct of the business of the Company and its Affiliates.  Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of the Company and its Affiliates only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.  Notwithstanding the foregoing, the Executive shall be authorized to disclose confidential information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), or (ii) with the prior written consent of the Company. Notwithstanding anything to the contrary in this Agreement, the Executive shall not be prohibited from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (ii) providing confidential information to the extent required by law or legal process or permitted by Section 21F of the

Exchange Act; (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding; or (iv) receiving an award for information provided to any government agency that is responsible for enforcing the law.

(c)                                  Non-Competition.  During the Employment Period, and for a twelve (12) month period after the Executive’s employment is terminated for any reason, the Executive shall not directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in any business that is directly competitive with the business of the Company, either as a general or limited partner, proprietor, shareholder, officer, director, agent, employee, consultant, trustee, Affiliate or otherwise.  Nothing herein shall prohibit the Executive from being a passive owner of the outstanding securities of any publicly traded company engaged in the business of the Company; provided that the Executive does not take an “activist” role with respect to the operation or management of such public company during the restricted period.  For the avoidance of doubt, the Executive shall not be deemed to be competing with the business of the Company as a result of the Executive’s oversight of the Executive’s existing assets and the existing assets and business of TPMC, each as of the date hereof and as described in Section 2(a)(ii) hereof.  In addition to and without limiting the foregoing, during the Employment Period, the Executive shall present to, and seek consent from, the Compensation Committee before making any investment in any real estate business of any kind, consent shall not be unreasonably withheld or delayed.

(d)                                 Survival.  Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 8.

(e)                                  Non-Disparagement.  During the Employment Period and thereafter, the Executive shall not, in any manner, directly or indirectly through another person or entity, knowingly make any false or any disparaging or derogatory statements about the Company, any of its Affiliates or any of their employees, officers or directors.  The Company, in turn, agrees that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the Board, the Chief Executive Officer and other executive officers of the Company, not to in any manner, directly or indirectly through another person or entity, knowingly make any false or any disparaging or derogatory statements about the Executive; provided, however, that nothing herein shall prevent either party from giving truthful testimony or from otherwise making good faith statements in connection with legal investigations or other proceedings.

(f)                                   Enforcement.  If, at the time of enforcement of this Section 8, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 8.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

9.                                      Successors.

(a)                                 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Upon the occurrence of a Change in Control, the Company will similarly require the acquiring entity to assume the Company’s obligations under this Agreement.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets (or the acquiring entity upon the occurrence of a Change in Control as described and defined above).

10.                               Disputes.

(a)                                 Jurisdiction and Choice of Forum.  Except as set forth in Section 8(f), all disputes directly or indirectly arising under or related to the employment of the Executive or the provisions of this Agreement shall be settled by final and binding arbitration under the rules of the American Arbitration Association (“AAA”) then in effect, such arbitration shall be held in Dallas, Texas, as the sole and exclusive remedy of the parties.  The arbitration shall be heard by one (1) AAA arbitrator who shall be selected by AAA.  The arbitrator shall have the authority to order expedited discovery and shall set a hearing within ninety (90) days following the arbitrator’s appointment as arbitrator by the AAA.  The arbitrator shall render an award and decision not later than thirty (30) days following the closing of arbitration hearing.  Judgment on any arbitration award may be entered in any court of competent jurisdiction.  The prevailing party in any arbitration hearing shall also be entitled to recover his/its costs and attorneys’ fees.

(b)                                 Governing Law.  This Agreement and any disputes, claims or defenses arising under it will be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely within that State.

11.                               Section 409A of the Code.

(a)                                 Compliance.  The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to that end.  The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

(b)                                 Six Month Delay for Specified Employees.  If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six months plus one day after the Executive’s date of termination or, if earlier, the Executive’s death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c)                                  Termination as a Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d)                                 Payments for Reimbursements and In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e)                                  Payments within Specified Number of Days.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)                                   Installments as Separate Payment.  If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

12.                               Miscellaneous.

(a)                                 Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 Notices.  Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered, mailed by certified or registered mail, return receipt requested, or by email transmission.  The parties agree that any notices shall be given at the following addresses; provided that the parties may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices:

If to the Executive:

at the Executive’s primary residential address
as shown on the records of the Company

with a copy to:

Keith Clouse
Clouse Dunn LLP
1201 Elm Street, Suite 5200
Dallas, Texas 75270

If to the Company:

The Howard Hughes Corporation
One Galleria Tower
13355 Noel Road, Suite 950
Dallas, Texas 75240
Attention:  Office of the General Counsel

with a copy to:

William A. Ackman, Chairman of the Board
888 Seventh Avenue, 42nd Floor
New York, NY 10019

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)                                  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)                                 Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)                                  Compliance with Dodd-Frank.  All payments under this Agreement, if and to the extent they are subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shall be subject to any incentive compensation policy established from time to time by the Company to comply with the Dodd-Frank Act. The Executive acknowledges and agrees that the Company may from time to time establish incentive compensation policies that may apply to this Agreement and the awards contemplated hereunder.

(f)                                   No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the Company’s right to terminate the Executive for Cause pursuant to Section 3 (subject to Executive’s right to challenge such determination in accordance with the provisions set forth in Section 3), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)                                  No Strict Construction.  It is the parties’ intention that this Agreement not be construed more strictly with regard to the Executive or the Company.

(h)                                 Entire Agreement.  This Agreement shall supersede any other employment or severance agreement or similar arrangements between the parties, and shall supersede any prior understandings, agreements or representations by or among the parties, written or oral, whether in term sheets, presentations or otherwise, relating to the subject matter hereof.  In the event of any inconsistency or conflict between any terms, definitions or conditions of this Agreement and the terms, definitions or conditions of any other agreement (other than the New Warrant Agreement), the terms, definitions and conditions of this Agreement shall govern and control, except to the extent otherwise provided in the New Warrant Agreement, in which case, the terms of the New Warrant Agreement shall govern and control.

(i)                                     Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j)                                    Section References; Captions.  Any reference to a “Section” herein is a reference to a section of this Agreement unless otherwise stated.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board or other duly authorized governing body, the Company has caused these presents to be executed in its name on its behalf, all as of the Effective Date.

EXECUTIVE

/s/ Grant Herlitz
Grant Herlitz

THE HOWARD HUGHES CORPORATION

By	/s/ R. Scot Sellers
R. Scot Sellers
Chairman of the Compensation Committee

EXHIBIT A

The Howard Hughes Corporation Restricted Stock Agreement

[See Attached]

THE HOWARD HUGHES CORPORATION

RESTRICTED STOCK AGREEMENT

WHEREAS, Grant Herlitz (the “Grantee”) is an employee of The Howard Hughes Corporation (and its successors, the “Company”);

WHEREAS, the grant of Restricted Stock was authorized by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) on October 2, 2017;

WHEREAS, the date of grant is October 2, 2017 (“Date of Grant”); and

WHEREAS, pursuant to The Howard Hughes Corporation Amended and Restated 2010 Incentive Plan (the “Plan”), and subject to the terms and conditions thereof and the terms and conditions of this agreement (this “Agreement”), the Company has granted to Grantee as of the Date of Grant the right to receive 42,764 shares of common stock of the Company (the “Restricted Shares”).

NOW, THEREFORE, the Company and Grantee hereby agree as follows:

1.                                      Rights of Grantee.  The Restricted Shares subject to this grant shall be fully paid and nonassessable and shall be either: (i) represented by certificates held in custody by the Company until all restrictions thereon have lapsed, together with a stock power or powers executed by Grantee in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares; or (ii) held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares, and endorsed with an appropriate legend referring to the restrictions hereinafter set forth.  Grantee shall have the right to vote the Restricted Shares.  Upon vesting of the Restricted Shares hereunder, the Grantee: (x) shall receive cash dividends or cash distributions, if any, paid or made by the Company with respect to common shares after the Date of Grant and prior to the vesting of the Restricted Shares; and (y) shall receive any additional Restricted Shares that Grantee may become entitled to receive by virtue of a Restricted Share dividend, a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the Company.

2.                                      Restrictions on Transfer of Restricted Shares.  The Restricted Shares subject to this grant may not be assigned, exchanged, pledged, sold, transferred or otherwise disposed of by Grantee, except to the Company, until the Restricted Shares have become nonforfeitable in accordance with Sections 3, 4 and 5 hereof.  The Grantee’s rights with respect to such purported transfer in violation of the provisions of this Section 2 of this Agreement shall be null and void, and the purported transferee shall obtain no rights with respect to such Restricted Shares.

3.                                      Vesting of Restricted Shares.  Subject to the terms and conditions of Sections 4 of this Agreement, 50% of the Restricted Shares covered by this Agreement shall fully vest and become non-forfeitable on the fifth (5th) anniversary of the Date of Grant, and the remaining 50% of the Restricted Shares covered by this Agreement shall fully vest and become non-forfeitable on the tenth (10th) anniversary of the Date of Grant.

4.                                      Forfeiture of Awards.  Subject to the terms of the Employment Agreement between the Company and the Grantee, dated October 2, 2017, the Grantee’s rights to receive the unvested Restricted Shares covered by this Agreement shall be forfeited automatically and without further notice on the date that Grantee ceases to be an employee of the Company or a Subsidiary.

5.                                      Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the Restricted Shares covered by this Agreement if the issuance thereof would result in violation of any such law.

6.                                      Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee.  This Agreement and the Plan shall be administered in a manner consistent with this intent.  Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

7.                                      Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee under this Agreement without Grantee’s consent; further, provided, that Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any regulations promulgated thereunder, including as a result of the implementation of any recoupment policy the Company adopts to comply with the requirements set forth in the Dodd-Frank Act.

8.                                      Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

9.                                      Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.  The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with the grant of Restricted Shares.

10.                               Successors and Assigns.  Without limiting Section 2 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

11.                               Governing Law.  This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

[Remainder of Page Intentionally Left Blank, Signature Page to Follow]

Executed in the name and on behalf of the Company, as of the 2nd day of October, 2017.

THE HOWARD HUGHES CORPORATION

By:
	Name:	David R. Weinreb
	Title:	Chief Executive Officer

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Restricted Shares or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

Employee (Grantee)

Date:

EXHIBIT B

New Warrant Agreement

[See Attached]

THE HOWARD HUGHES CORPORATION
WARRANT GRANT AGREEMENT

Purchaser:  Grant Herlitz

Date of Grant:  October 4, 2017

Purchase Price:  $2,000,000

Number of Shares Underlying Warrant: 87,951 (Not to Exceed 200,000 Shares)

Exercise Price Per Share:  $117.01

THE HOWARD HUGHES CORPORATION, a Delaware corporation (the “Corporation”), is pleased to award and grant you the opportunity to purchase a Warrant (the “Warrant”) to purchase shares of the Corporation’s authorized common stock, par value $0.01 per share, subject to the terms and conditions set forth in this Warrant Grant Agreement (this “Agreement”).  The grant of the Warrant is specifically conditioned upon the execution by you of this Agreement.  The Date of Grant of the Warrant, the number of shares issuable upon exercise of the Warrant (the “Warrant Shares”), and the Exercise Price per share are stated above.  The Purchase Price shall be paid to the Corporation no later than five (5) business days following the Date of Grant and if not so paid this Agreement shall terminate without further action.  This Agreement is not governed by The Howard Hughes Corporation Amended and Restated 2010 Incentive Plan.

This Agreement sets forth the terms of the agreement between you and the Corporation with respect to the Warrant.  By accepting this Agreement, you agree to be bound by all of the terms hereof.

1.                                      Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

(a)                                 “Board of Directors” means the board of directors of the Corporation.

(b)                                 “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.

(c)                                  “Cause” shall mean, as determined in good faith by a unanimous vote of the Board of Directors (excluding you) at a meeting of the Board of Directors held for such purpose, and where you and your counsel had an opportunity (on at least 15 days prior notice) to be heard before the Board of Directors, your:

(i)                                     conviction, plea of guilty or no contest to any felony;

(ii)                                  gross negligence or willful misconduct in the performance of your duties;

(iii)                               drug addiction or habitual intoxication;

(iv)                              commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, violation of law, or a material act of dishonesty against the Corporation, in each case that the Board of Directors determines was willful;

(v)                                 material and continued breach of the Employment Agreement, after notice for substantial performance is delivered by the Corporation in writing that identifies in reasonable detail the manner in which the Corporation believes you are in breach of this Employment Agreement;

(vi)                              willful material breach of Corporation policy or code of conduct; or

(vii)                           willful and continued failure to substantially perform your duties under the Employment Agreement (other than such failure resulting from your incapacity due to physical or mental illness);

unless, in each case, the event constituting Cause is curable and has been cured by you within 30 days of your receipt of notice from the Corporation that an event constituting Cause has occurred and specifying the details of such event.  If you cure an event during such period that would otherwise constitute Cause, then the Corporation will have no right to terminate your employment for Cause.  For purposes of this provision, no act or omission on your part shall be considered “willful” unless it is done or omitted not in good faith or without reasonable belief that the act or omission was in the best interests of the Corporation.  Any act or omission based upon a resolution duly adopted by the Board of Directors or advice of counsel for the Corporation shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Corporation.

(d)                                 “Change in Control” means the occurrence of any of the following events:

(i)                                     A “change in the ownership of the Corporation” which shall occur on the date that any one person, or more than one person acting as a group, excluding Pershing Square Management, L.P. and its Affiliates (as defined under the Securities Act of 1933), acquires ownership of stock in the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation; however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Corporation” (or to cause a “change in the effective control of the Corporation”

within the meaning of Section 1(d)(ii) below) and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided further, however, that for purposes of this Section 1(d)(i), the following acquisitions shall not constitute a Change in Control:  (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation, or (B) any acquisition by investors (immediately prior to such acquisition) in the Corporation for financing purposes, as determined by the Board of Directors in its sole discretion.  This Section 1(d)(i) applies only when there is a transfer of the stock of the Corporation (or issuance of stock) and stock in the Corporation remains outstanding after the transaction.

(ii)                                  A “change in the effective control of the Corporation” which shall occur on the date that either (A) any one person, or more than one person acting as a group, excluding Pershing Square Management, L.P. and its Affiliates, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 35% or more of the total voting power of the stock of the Corporation, except for (1) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation, or (2) any acquisition by investors (immediately prior to such acquisition) in the Corporation for financing purposes, as determined by the Board of Directors in its sole discretion; or (B) a majority of the members of the Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.  For purposes of a “change in the effective control of the Corporation,” if any one person, or more than one person acting as a group, is considered to effectively control the Corporation within the meaning of this Section 1(d)(ii), the acquisition of additional control of the Corporation by the same person or persons is not considered a “change in the effective control of the Corporation,” or to cause a “change in the ownership of the Corporation” within the meaning of Section 1(d)(i) above.

(iii)                               The occurrence of any of the transactions contemplated by Section 1(d)(i) or 1(d)(ii) above (including any acquisition by Pershing Square Management, L.P. or its Affiliates), in connection with which the stock of the Corporation ceases to be publicly traded on a national securities exchange.

(iv)                              A “change in the ownership of a substantial portion of the Corporation’s assets” which shall occur on the date that any one person, or more than one person acting as a group, excluding Pershing Square Management, L.P. and its Affiliates, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets of the Corporation that have a total gross fair market value equal to or more than 60% of the total gross fair market value of all the assets of the Corporation immediately prior to such acquisition or acquisitions; provided that the proceeds of such acquisition or acquisitions are distributed to the shareholders of the Corporation in connection with such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Any transfer of assets to an entity that is controlled by the shareholders of the Corporation immediately after the transfer, as provided in guidance issued pursuant to Section 409A of the Code, shall not constitute a Change in Control.

For purposes of this Section 1(d), the provisions of Section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option.  In addition, for purposes of this Section 1(d), “Corporation” includes (A) the Corporation and (B) an entity that is a stockholder owning more than 50% of the total fair market value and total voting power (a “Majority Shareholder”) of the Corporation, or any entity in a chain of entities in which each entity is a Majority Shareholder of another entity in the chain, ending in the Corporation.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(f)                                   “Common Stock” means the authorized common stock, par value $0.01 per share, as described in the Corporation’s Certificate of Incorporation.

(g)                                  “Date of Grant” means the date designated as such in the first paragraph of this Agreement.

(h)                                 “Disability” means the good faith determination by the Board of Directors that you are permanently disabled.

(i)                                     “Employment Agreement” means the employment agreement, if any, between the Corporation and Grant Herlitz that is in effect on the date in question.

(j)                                    “Exchange Act” means the Securities Exchange Act of 1934.

(k)                                 “Exercise Notice” means the written exercise notice in the form provided by the Board of Directors.

(l)                                     “Exercise Price” means the exercise price per share designated as such in the first paragraph of this Agreement.

(m)                             “Expiration Date” means October 3, 2023.

(n)                                 “Fair Market Value” per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)                                     If the Common Stock is at the time traded on NYSE, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on NYSE.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)                                  If the Common Stock is at the time listed on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Board of Directors to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii)                               If the Common Stock is at the time neither listed on any stock exchange nor traded on NYSE, then the Fair Market Value shall be determined in good faith by the Board of Directors after taking into account such factors as the Board of Directors shall deem appropriate.

(o)                                 “Good Reason” shall mean the occurrence of any of the following events without your written consent:

(i)                                     a material diminution in your base compensation;

(ii)                                  a material diminution in your authority, duties or responsibilities;

(iii)                               you no longer report directly to the Board of Directors; or

(iv)                              any other action or inaction that constitutes a material breach by the Corporation of the Employment Agreement;

provided that, in each case, you must provide a notice of termination to the Corporation within 60 days of the initial occurrence of the event constituting Good Reason, and the Corporation shall have the opportunity to cure such event within 30 days of receiving such notice.  If the Corporation cures an event during such period that would otherwise constitute Good Reason, then you will have no right to terminate your employment for Good Reason.  Following the occurrence of a Change in Control, any claim by you that Good Reason exists shall be presumed to be correct unless a court of competent jurisdiction determines that the Corporation has established by clear and convincing evidence that Good Reason does not exist.

(p)                                 “Immediate Family” means your child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

(q)                                 “NYSE” means The New York Stock Exchange.

2.                                      Vesting and Exercisability.  This Warrant will be fully vested at the time of purchase.  Except as provided in Section 3, you may only exercise your Warrant after the fifth (5th) year anniversary of the Date of Grant (October 3, 2022) and before the Expiration Date.  To the extent it has not already been exercised, the Warrant shall terminate on the Expiration Date.

3.                                      Special Lifting of Restrictions and Change in Control.

(a)                                 Immediately prior to the effective date of a Change in Control or upon the date of a termination of your employment by the Company without Cause or by you for Good Reason, the Warrant shall be immediately exercisable and transferable, notwithstanding the restrictions enumerated in Section 2.

(b)                                 Notwithstanding the provisions of Section 6, in the event of a termination of your employment by reason of your death or Disability, you or your estate (as the case may be) may sell the Warrant to a third party; provided, however, that all terms and restrictions applicable to the Warrant prior to the sale shall continue to apply to the Warrant after the sale to a third party purchaser.

(c)                                  In the event of a Change in Control, this Warrant shall become exercisable immediately prior to the Change in Control and, if not exercised by you prior to the Change in Control, this Warrant must be assumed by the successor entity in connection with a Change in Control, and appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to you upon the consummation of such Change in Control had the Warrant been exercised immediately prior to such Change in Control, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

(d)                                 Subject to Section 5, this Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize, otherwise change its capital or business structure, to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets, and in any such transaction involving only cash consideration you shall be deemed to have elected to receive cash pursuant to Section 3(c)(ii) if so provided in the agreement providing for such transaction.

4.                                      Exercise of Warrant.

(a)                                 In order to exercise this Warrant with respect to all or any part of the Warrant Shares for which this Warrant is exercisable, you (or any other person or persons exercising the Warrant in accordance with the terms hereof) must take the following actions:

(i)                                     Execute and deliver to the Corporation an Exercise Notice for the Warrant Shares for which the Warrant is exercised (the “Purchased Shares”) which Exercise Notice (1) states the number of Purchased Shares (which must be a whole number of shares) and (2) is signed or otherwise given by you (or any other authorized person exercising the Warrant).

(ii)                                  Pay the aggregate Exercise Price for the Purchased Shares, at the time of delivery of the Exercise Notice, (1) in cash or an equivalent means acceptable to the Corporation, or (2) with shares of Common Stock owned by you (including shares received upon exercise of the Warrant or restricted shares, if any, already held by you) and having a Fair Market Value at least equal to the aggregate Exercise Price for the shares of Common Stock to which the Warrant is being exercised, or (3) by any combination of clauses (1) and (2), or (4) by net issue exercise, pursuant to which the Corporation will issue to you a number of shares of Common Stock as to which the Warrant is exercised, less a number of shares with a Fair Market Value as of the date of exercise equal to the Exercise Price.  The number of shares to settle the transaction shall be the gross number of shares subject to the transaction (e.g., 87,951 in the case of a full exercise), multiplied by the Exercise Price, and divided by the SA (as defined below).  If shares of Common Stock are used for payment of all or any portion of the Exercise Price, then (for purposes of payment of the Exercise Price) those shares of Common Stock shall be deemed to have a cash value equal to their aggregate Fair Market Value determined as of the date of the delivery of the Exercise Notice, giving effect to all purchases of Warrant Shares.

(iii)                               Certify in a writing reasonably acceptable to the Corporation that you have complied with the provisions of Section 6 hereof at all times since the Date of Grant and, if the Warrant is exercised in respect of fewer than the total Warrant Shares to which this Warrant then relates, that you will continue to comply with such covenants in respect of the Warrant Shares which remain subject to this Warrant.

(b)                                 Notwithstanding any other provision hereof, the number of shares of Common Stock that you shall receive upon a full or partial exercise of the Warrant shall be adjusted upward or downward, as the case may be, based upon the following formula:

QA = (SA – K) x Q / ST

Where:

•	QA is the adjusted number of shares of Common Stock to be received, rounded to the nearest whole number.

•

SA is the average reported closing sales price for the Common Stock over the 22 most recent days of trading on a stock exchange, if so traded, ending on the last trading day prior to the date of the Corporation’s receipt of a Notice of Exercise (the “Exercise Date”). If the Warrant Shares are not traded on a national securities exchange on the Exercise Date, then the value of such Warrant Shares for the purposes of this Section 4(b) shall be deemed to be the Fair Market Value.

•	K is the Exercise Price.

•	Q is the unadjusted number of shares of Common Stock.

•	ST is the Fair Market Value of the Warrant Shares on the last trading day prior to the Exercise Date.

For purposes of clarity, if QA calculated as above results in a negative number, it shall be set to zero.

For example, if you held a warrant to purchase 100 Warrant Shares with an exercise price of $5, the Fair Market Value of the Warrant Shares on the Exercise Date was $10, and the average trading price over the last 22 trading days was $11, then you would receive $600 worth of Common Stock or 60 shares of Common Stock; conversely, if the average trading price over the last 22 trading days was $9, you would receive $400 worth of Common Stock or 40 shares of Common Stock.

(c)                                  As soon as practicable after the Exercise Date, the Corporation shall issue the Warrant Shares to or on behalf of the Warrant holder (or any other person or persons exercising this Warrant in accordance with the terms hereof).  The Warrant Shares shall be issued in book entry form.

(d)                                 In no event may this Warrant be exercised for any fractional shares.  Fractional shares shall be satisfied in cash.

The Warrant shall not be deemed to have been exercised unless all of these requirements are satisfied.

5.                                      Adjustment Provisions.  The number of shares of Common Stock that may be acquired under the Warrant, shall be subject to adjustment, from time to time, in accordance with the following provisions:

(a)                                 If at any time or from time to time, the Corporation shall subdivide as a whole (by reclassification, by a stock split, by the issuance of a distribution on stock payable in stock or otherwise, including a dividend designated as such by the Compensation Committee of the Board of Directors) the number of shares of Common Stock then outstanding into a greater number of shares of Common Stock, then (a) the number of shares of Common Stock that may be acquired under the Warrant shall be increased proportionately and (b) the Exercise Price for each share of Common Stock subject to the Warrant shall be reduced proportionately, without changing the aggregate purchase price as to which the Warrant remains exercisable.

(b)                                 If at any time or from time to time, the Corporation shall consolidate as a whole (by reclassification, reverse stock split, or otherwise) the number of shares of Common Stock then outstanding into a lesser number of shares of Common Stock, then (a) the number of shares of Common Stock that may be acquired under the Warrant shall be decreased proportionately, and (b) the Exercise Price for each share of Common Stock subject to the Warrant shall be increased proportionately, without changing the aggregate purchase price or value as to which the Warrant remains exercisable.

(c)                                  Should any other change be made to the Common Stock by reason of any exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to the class of securities subject to this Warrant in such manner and to the extent deemed appropriate by the Compensation Committee of the Board of Directors.

(d)                                 Whenever the number of shares of Common Stock subject to the Warrant is required to be adjusted as provided in this Section 5, the Corporation shall, within 30 days following such adjustment, prepare and give to you a written notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of shares of Common Stock, other securities, cash or property purchasable subject to the Warrant after giving effect to the adjustment.

(e)                                  Adjustments under Section 5(a), (b) and (c) shall be made by the Compensation Committee of the Board of Directors and shall be subject to Section 26, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding and conclusive.  No fractional interest shall be issued on account of any such adjustments.

6.                                      Transferability.  This Warrant may be assigned in whole or in part during your lifetime either as (a) a gift to one or more members of your Immediate Family or to a trust in which you and/or one or more such family members hold more than 50% of the beneficial interest or (b) pursuant to a domestic relations order.  The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the Warrant pursuant to such assignment.  The terms applicable to the assigned portion shall be the same as those in effect for this Warrant immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Board of Directors may deem appropriate. Except for assignments to a person or an entity expressly permitted pursuant to the first sentence of this Section 6 above (a “Permitted Transferee”), the Warrant may not be assigned, transferred, pledged, or otherwise hypothecated by you or any Permitted Transferee.  Additionally, you or any Permitted Transferee may not hedge or enter into any derivative or other transaction in respect of the Warrant Shares (the intention of the parties being that you, together with any Permitted Transferee, shall maintain a net long position in respect of the Warrant Shares).  You shall (i) cause any Permitted Transferee to comply with the covenants herein and (ii) upon the written request of the Corporation certify as to your compliance with the covenants herein from time to time.  Notwithstanding anything to the contrary herein, the covenants and limits on transferability in this Section 6 shall terminate on the earliest of (x) October 3, 2022, (y) your termination of employment by the Corporation without Cause, or a termination by you for Good Reason, or (z) a Change in Control.

7.                                      Delivery of the Stock.  After the exercise of the Warrant the Corporation shall promptly issue and deliver the number of shares of Common Stock as to which the Warrant has been exercised after the Corporation receives (a) the Exercise Notice, (b) payment of the Exercise Price, and (c) any tax withholding as may be requested.  The value of the shares of Common Stock shall not bear any interest owing to the passage of time.  The shares of Common Stock shall be issued in book entry form.

8.                                      Rights as a Stockholder.  You shall have no right as a stockholder with respect to any shares covered by this Agreement unless and until the shares are issued in your name.

9.                                      Rights Offerings.  Subject to Section 26, if at any time the Corporation shall distribute rights or warrants to all or substantially all holders of its Common Stock entitling them, for a period of not more than 45 days, to subscribe for or purchase shares of Common Stock at a price per share less than the Fair Market Value of the Common Stock on the last trading day preceding the date on which the Board of Directors declares such distribution of rights or warrants, the Exercise Price in effect immediately prior to the close of business on the record date for such distribution shall be reduced immediately thereafter to the price determined by multiplying such Exercise Price by the quotient of (x) the number of shares of Common Stock outstanding at the close of business on such record date plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Fair Market Value divided by (y) the number of shares of Common Stock outstanding at the close of business on such record date plus the number of shares of Common Stock so offered for subscription or purchase.  In such event, the number of shares of Common Stock issuable upon the exercise of the Warrant as in effect immediately prior to the close of business on such record date shall be increased immediately thereafter to the amount determined by multiplying such number by the quotient of (x) the Exercise Price in effect immediately prior to the adjustment contemplated by the immediately preceding sentence divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.  In case any rights or warrants referred to in this Section 9 in respect of which an adjustment shall have been made shall expire unexercised and any shares that would have been underlying such rights or warrants shall not have been allocated pursuant to any backstop commitment or any similar arrangement, the Exercise Price and the number of shares of Common Stock issuable upon exercise of the Warrant then in effect shall be readjusted at the time of such expiration to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of the Warrant if no adjustment had been made on account of such expired rights or warrants.

10.                               Tender or Exchange Offers.  Subject to Section 26, if the Corporation or any subsidiary of the Corporation shall consummate a tender or exchange offer for all or any portion of the Common Stock for a consideration per share with a Fair Market Value greater than the Fair Market Value of the Common Stock on the date such tender or exchange offer is first publicly announced (the “Announcement Date”), the Exercise Price in effect immediately prior to the expiration date for such tender or exchange offer shall be reduced immediately thereafter to the price determined by multiplying such Exercise Price by the quotient of (x) the Fair Market

Value of the Common Stock on the Announcement Date minus the Premium Per Post-Tender Share divided by (y) the Fair Market Value of the Common Stock on the Announcement Date.  In such event, the number of shares of Common Stock issuable upon the exercise of the Warrant as in effect immediately prior to such expiration date shall be increased immediately thereafter to the amount determined by multiplying such number by the quotient of (x) the Exercise Price in effect immediately prior to the adjustment contemplated by the immediately preceding sentence divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.  As used in this Section 10 with respect to any tender or exchange offer, “Premium Per Post-Tender Share” means the quotient of (x) the amount by which the aggregate Fair Market Value of the consideration paid in such tender or exchange offer exceeds the aggregate Fair Market Value on the Announcement Date of the shares of Common Stock purchased therein divided by (y) the number of shares of Common Stock outstanding at the close of business on the expiration date for such tender or exchange offer (after giving pro forma effect to the purchase of shares being purchased in the tender or exchange offer).

11.                               Furnish Information.  You shall furnish to the Corporation all information requested by the Corporation to enable it to comply with any reporting or other requirement imposed upon the Corporation by or under any applicable statute or regulation.

12.                               Registration and Listing of Warrant Shares.  The Corporation shall file a registration statement with the Securities and Exchange Commission to register the sale of Warrant Shares as soon as reasonably practicable.  The Corporation will file a listing application for listing on NYSE with respect to the Warrant Shares as soon as practicable after the date hereof.  If the Corporation is unable to deliver registered Warrant Shares for any reason, then, in this instance, the Corporation shall (i) issue unregistered Warrant Shares to you and (ii) use it best efforts to register the Warrant Shares as soon as possible.

13.                               Obligation to Exercise.  The purchase of the Warrant through this Agreement shall impose no obligation upon you to exercise the same or any part thereof.

14.                               Remedies.  You shall be entitled to recover from the Corporation reasonable fees incurred in connection with the enforcement of the terms and provisions of this Agreement, whether by an action to enforce specific performance or for damages for its breach or otherwise.

15.                               Right of the Corporation and Subsidiaries to Terminate Employment.  Nothing contained in this Agreement shall confer upon you the right to continue in the employ of the Corporation or any subsidiary, or interfere in any way with the rights of the Corporation or any subsidiary to terminate your employment at any time.

16.                               Exchange Act Compliance.  The Board of Directors shall take all steps necessary to ensure that the purchase and exercise of the Warrant are exempt from Section 16(b) of the Exchange Act.

17.                               No Guarantee of Interests.  The Board of Directors and the Corporation do not guarantee the Common Stock of the Corporation from loss or depreciation.

18.                               Corporation Action.  Any action required of the Corporation shall be by resolution of its Board of Directors or by a person or committee authorized to act by resolution of the Board of Directors.

19.                               Severability.  If any provision of this Agreement is for any reason held to be illegal, invalid, or to violate any law or listing requirement applicable to the Corporation, the illegality, invalidity, or violation shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein and you and the Corporation shall amend this Agreement, preserving, to the maximum extent reasonably possible, the intended economic effects of this Agreement as executed by the parties hereto.

20.                               Notices.  Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by electronic facsimile transmission.  Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the next Business Day after which it is personally delivered or transmitted by electronic facsimile to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith.

The Corporation and you agree that any notices shall be given to the Corporation or to you at the following addresses; provided that the Corporation or you may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.

Corporation:	The Howard Hughes Corporation One Galleria Tower 13355 Noel Road, Suite 950 Dallas, Texas 75240 Attn: Office of the General Counsel

with a copy to:	William A. Ackman, Chairman of the Board 888 Seventh Avenue, 42nd Floor New York, NY 10019

Holder:	At your current address as shown in the Corporation’s records.

21.                               Waiver of Notice.  Any person entitled to notice hereunder may waive such notice.

22.                               Successors.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Corporation, its successors and assigns.

23.                               Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

24.                               Governing Law.  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law.

25.                               Word Usage.  Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

26.                               Code Sections 162(m) and 409A.  It is the intent of the Corporation that:  (a) the Warrant shall constitute “qualified performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder (“Code Section 162(m)”) and shall be at all times exempt from Code Section 409A; (b) each provision of this Agreement shall be construed accordingly; and (c) any provisions of the Agreement that cannot be so construed shall be disregarded.  In furtherance thereof, notwithstanding any contrary provision of Sections 3, 5, 9 and 10, any adjustment to the terms of this Agreement, including an adjustment to the number of shares subject to the Warrant or the Exercise Price, shall be permissible only to the extent such adjustment would not cause the Warrant to fail to constitute “qualified performance based compensation” under Code Section 162(m) or to fail to remain exempt from Code Section 409A.

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer as of the Date of Grant first above written.

THE HOWARD HUGHES CORPORATION

By:
R. Scot Sellers,
Chairman of the Compensation Committee

ACKNOWLEDGED AND AGREED:

Grant Herlitz

EXHIBIT C

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (hereinafter “Release”) is entered into among Grant Herlitz (hereinafter “Executive”) and The Howard Hughes Corporation, a Delaware corporation (the “Company”).

The parties previously entered into an employment agreement dated October 2, 2017 (the “Employment Agreement”), pursuant to which Executive is entitled to certain payments and benefits upon termination of employment subject to the execution and nonrevocation of this Release. Executive has had a termination of employment pursuant to the Employment Agreement.

NOW THEREFORE, in consideration of certain payments and benefits under the Employment Agreement, Executive and the Company agree as follows:

1.                                      Executive expressly waives and releases the Company, its affiliates and related entities, parent corporations and subsidiaries, and all current and former directors, administrators, supervisors, managers, agents, officers, partners, stockholders, attorneys, insurers and employees of the Company and its affiliates, related entities, parent corporations and subsidiaries, and their successors and assigns (the “Company Released Entities”), from any and all claims, actions and causes of action, at law or in equity, known or unknown, including, without limitation, those directly or indirectly relating to or connected with Executive’s employment with the Company or termination of such employment, including but not limited to any and all claims under the Texas Commission on Human Rights Act, the Texas Payday Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as such Acts have been amended, and all other forms of employment discrimination whether under federal, state or local statute or ordinance, wrongful termination, retaliatory discharge, breach of express, implied, or oral contract, interference with contractual relations, defamation, intentional infliction of emotional distress and any other tort or contract claim under common law of any state or for attorneys’ fees, based on any act, transaction, circumstance or event arising up to and including the date of Executive’s execution of this Release; provided, however, that (i) nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission, or any similar local, state or federal agency, or to file a claim for unemployment compensation benefits, and/or any causes of action which by law Executive may not legally waive, (ii) Executive does not release the Company Released Entities from any rights and/or claims (a) Executive may have that arise after the date Executive signs this Release, (b) that by law cannot be waived by private agreement, (c) to enforce the Employment Agreement in accordance with its terms (including the severance provisions set forth in the Employment Agreement), subject to the terms of this Release or (d) to enforce this Release.  Executive agrees, however, that if Executive or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Release, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith. Notwithstanding anything to the contrary in this Release, Executive shall not be prohibited from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (ii) providing confidential information to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; (iii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding; or (iv) receiving an award for information provided to any government agency that is responsible for enforcing the law. The Company expressly waives and releases Executive from any and all claims, actions and causes of action, at law or in equity, known or unknown, arising prior to the Effective Date; provided, however, the Company does not release Executive from any of the following rights and/or claims:  (i) any rights and/or claims the Company may have that arise after the date Executive signs this Release; (ii) any rights and/or claims that by law cannot be waived by private agreement; (iii) any rights and/or claims which are based upon any acts or omissions of Executive that involve fraud or arising out of acts that constitute a violation of criminal laws; (iv) any rights and/or claims to enforce the Employment Agreement in accordance with its terms (including the restrictive covenants set forth in the Employment Agreement), subject to the terms of this Release; or (v) any rights and/or claims to enforce this Release.

2.                                      Executive acknowledges:  (a) that Executive has been advised in writing hereby to consult with an attorney before signing this Release, and (b) that Executive has had at least twenty-one (21) days after receipt of this information and Release to consider whether to accept or reject this Release.  Executive understands that Executive may sign this Release prior to the end of such twenty-one (21) day period, but is not required to do so.  In addition, Executive has seven (7) days after Executive signs this Release to revoke it.  Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day revocation period.  If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Company, in care of the office of the General Counsel.  If Executive revokes this Release as provided herein, it shall be null and void.  If Executive does not revoke this Release within seven (7) days after signing it, this Release shall become enforceable and effective on the eighth (8th) day after the Executive signs this Release (the “Effective Date”).

3.                                      Executive and the Company agree that neither this Release nor the performance hereunder constitutes an admission by the Company or any of its affiliates of any violation of any federal, state or local law, regulation, or common law, or any breach of any contract or any other wrongdoing of any type.

4.                                      This Release shall be construed and enforced pursuant to the laws of the State of Delaware as to substance and procedure, including all questions of conflicts of laws.

5.                                      This Release constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter thereof; provided that this Release does not apply to:  (a) any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 in accordance with the terms of the applicable employee benefit plan, or any option agreement or other agreement pursuant to which Executive may exercise rights after termination of employment to acquire stock or other equity of the Company, (b) any claim under or based on a breach of this Release or Sections 4 or 8 of the Employment Agreement after the date that Executive signs this Release; (c) rights or claims that may arise under the Age Discrimination in Employment Act or otherwise after the date that Executive signs this Release; or (d) any right to indemnification or directors and officers liability insurance coverage to with Executive is otherwise entitled in accordance with the Employment Agreement.

6.                                      EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS FULLY READ AND FULLY UNDERSTANDS THIS RELEASE; AND THAT EXECUTIVE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS RELEASE.

EXECUTIVE

Grant Herlitz

THE HOWARD HUGHES CORPORATION

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